P&R Investment Trust

32nd Floor

333 South Grand Avenue

Los Angeles, California 90071

August 31, 1992

Payden & Rygel Distributors, Inc.

32nd Floor

333 South Grand Avenue

Los Angeles, California 90071

Ladies and Gentlemen:

This will confirm our agreement to modify the Distribution Agreement between us dated as of August 24, 1992 to add Section 2.4 thereto, as follows:

“2.4 Confirmations. The Distributor shall at its own expense forward to shareholders confirmation statements received from the Trust’s transfer agent upon the purchase and sale of Trust shares. Such confirmations shall be sent to shareholders within three days of the purchase or sale of Trust shares, or within five days of the purchase of Trust shares through reinvestment of dividends, as the case may be, or within such other times as may be required from time to time by the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.”

In all other respects, such Agreement shall continue in full force and effect.

Very truly yours,

P&R Investment Trust

By:	/s/ Colleen J. Depew
Colleen J. Depew
Title:	Vice President, Asst. Secretary

Agreed:

Payden & Rygel Distributors, Inc.

By:	/s/ Christopher N. Orndorff
Christopher N. Orndorff
Title:	Chief Financial Officer

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